                                                                    EXHIBIT 12.1
                                 PROLOGIS TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                   Nine Months Ended
                                      September 30,                  Year Ended December 31,
                                   ------------------   -----------------------------------------------
                                     1998      1997      1997       1996      1995      1994      1993
                                   --------  --------   -------   --------   -------   -------   ------

Net Earnings from Operations       $ 74,353  $  4,381   $32,371   $ 79,384   $47,660   $25,066   $4,412
Add:
     Interest Expense                52,455    39,188    52,704     38,819    32,005     7,568      321
                                   --------   -------   -------   --------   -------   -------   ------
Earnings as Adjusted               $126,808   $43,569   $85,075   $118,203   $79,665   $32,634   $4,733
                                   ========   =======   =======   ========   =======   =======   ======

Fixed Charges:
     Interest Expense              $ 52,455   $39,188   $52,704   $ 38,819   $32,005   $7,568    $  321
     Capitalized Interest            14,814    12,863    18,365     16,138     8,599    2,208        98
                                   --------   -------   -------   --------   -------   ------    ------

          Total Fixed Charges      $ 67,269   $52,051   $71,069   $ 54,957   $40,604   $9,776    $  419
                                   ========   =======   =======   ========   =======   ======    ======

Ratio of Earnings to Fixed Charges    1.9       (a)       1.2        2.2        2.0      3.3      11.3
                                   ========   =======   =======   ========   =======   ======    ======


(a) Due to a one-time charge related to the costs of $75.4 million incurred upon acquiring the management companies from a relted party, earnings were insufficient to cover fixed charges for the nine months ended September 30, 1997 by $8.5 million.
